PRO FORMA CONDENSED FINANCIAL STATEMENTS

                    PROVIDIAN BANCORP, INC. AND SUBSIDIARIES

         The following tables present unaudited pro forma condensed statements of income for the years ended December 31, 1996 and 1995 and the unaudited pro forma condensed statement of financial condition as of December 31, 1996 for Providian Bancorp, giving effect to the Distribution and to the issuance of $160 million in liquidation amount of mandatorily redeemable preferred securities (the "Capital Securities") by Providian Capital I, a subsidiary trust of Providian Bancorp that was formed in January 1997 for the sole purpose of issuing the Capital Securities (and certain Common Securities thereof owned by Providian Bancorp) and investing the proceeds in 9.525% Junior Subordinated Deferrable Interest Debentures issued by Providian Bancorp. The pro forma condensed statements of income were prepared assuming that the Distribution and the sale of the Capital Securities had occurred on January 1, 1995, as noted in the Notes to the Pro Forma Condensed Statement of Income. The pro forma statement of financial condition was prepared assuming that the Distribution and the sale of the Capital Securities had occurred on December 31, 1996, as noted in the Notes to the Pro Forma Condensed Statement of Financial Condition.

         The unaudited pro forma condensed financial statements presented below do not purport to represent what the results of operations or financial position would actually have been if the pro forma adjustments had occurred on the dates referred to above or to be indicative of the future results of operations or financial position of Providian Bancorp. The pro forma adjustments are based upon available information and certain assumptions that the Registrant believes are reasonable. The pro forma condensed financial statements should be read in conjunction with the historical financial statements of Providian Bancorp and the related notes thereto contained elsewhere herein.



                                        Pro Forma Condensed Statement of Income

                              ------------------------------------------------------------------------------------------
                                               Unaudited
                                      Year Ended December 31, 1996                  Year Ended December 31, 1995
                              ---------------------------------------------  -------------------------------------------
                                   As                          Pro Forma         As                          Pro Forma
                               reported,     -----------       Providian      reported,  -  Pro Forma        Providian
                               Providian      Pro Forma       -----------     Providian    Adjustments      -----------
                                Bancorp      Adjustments        Bancorp      -----------                      Bancorp
                                                                               Bancorp
(Dollars in thousands)

Interest Income:
   Consumer Loans                 $574,335                       $574,335       $457,818                       $457,818
   Other                            21,658                         21,658         21,736                         21,736
        Total interest income      595,993                        595,993        479,554                        479,554
Interest Expense:
   Deposits                        141,691       (7,511)  (1)     134,180        105,442       (4,896)  (1)     100,546
   Borrowings                                    (2,839)  (1)                                  (3,176)  (1)
                              ------------   ----------- ----      45,250    -----------   ----------- ----      49,460
                                    48,676         (587)  (2)                     52,962         (326)  (2)
      Total Interest Expense       190,367      (10,937)          179,430        158,404       (8,398)          150,006
          Net interest income      405,626                        416,563        321,150                        329,548

Provision for loan losses          126,579                        126,579         79,917                         79,917

------------------------------
Other income                       412,008                        412,008        335,764                        335,764
Other expense                                   (11,284)  (3)                                  (4,893)  (3)
                                   433,804   ----------- ----     424,892    -----------   ----------- ----     359,907
                                                   2,372  (4)                    362,134         2,666  (4)
   Income before income taxes      257,251        19,849          277,100        214,863        10,625          225,488
Income tax expense                                 3,933  (1)                                    3,067  (1)
                                             ----------- ----                                      124 ----
                                                     223  (2)                                    1,859  (2)
                                                   4,288  (3)                                  (1,013)  (3)
                                                   (901)  (4)                                           (4)
                                    97,485         7,543          105,028         79,411         4,037      -----------
                                                                                                                 83,448

-----------------------------     $159,766   ===========      ===========    -----------   ===========      ===========
Net Income                                       $12,306         $172,072       $135,452        $6,588         $142,040

Divdends on Company
Obligated Manditorily                                         -----------                                   -----------
Redeemable Preferred
Securities of the Trust
                                                                  (9,449)                                       (9,449)
Net Income Applicable to                                          162,623                                       132,591
Common Stock

Weighted Average Number of
=============================                                      93,700                                        95,900
   Common Shares Outstanding

Net Income per common and
common equivalent share (5)                                         $1.74                                         $1.38




Notes to Pro Forma Statement of Income:

(1) The pro forma condensed statement of income reflects, for the periods presented, the repayment of borrowings by Providian Bancorp from affiliates who will no longer be affiliates after the Distribution, and the redemption of preferred stock issued by Providian Bancorp that is currently held by Providian Corporation. The adjustment assumes that such repayment was funded from the proceeds of the issuance of the Capital Securities as of January 1, 1995, with the remaining proceeds, totaling $42 million, used to reduce funding provided by certificates of deposit. Additionally, the pro forma adjustments assume the payment of dividends on Providian Bancorp Common Stock in amounts equal to approximately 12% (representing Providian Bancorp's estimate of the median rates paid by peer group companies) of Providian Bancorp's net income (before payments in respect of the Capital Securities), rather than payment of dividends in the amounts historically paid to Providian Corporation (12% and 80% of net income before payments in respect of preferred stock, in 1996 and 1995, respectively). The additional amount assumed for pro forma purposes to be retained by Providian Bancorp, rather than paid as dividends, is assumed to further reduce funding provided by certificates of deposit. For all periods presented, the Pro Forma Condensed Statement of Income reflects the net tax effect, at Providian
Bancorp's estimated combined Federal and state income tax rate of 38%, of replacing borrowings from affiliate entities and reducing funding provided by certificates of deposit.

(2) The Pro Forma Condensed Statement of Income reflects, for the periods presented, the short-term borrowing of funds from Providian Bancorp's committed revolving credit facility rather than from the corporate line of credit facility provided by Providian Corporation and the net tax effect, at Providian Bancorp's estimated effective tax rate of 38%, of such decrease in interest expense.

(3) The Pro Forma Condensed Statement of Income reflects, for the periods presented, the granting of stock options (which does not result in compensation expense) rather than the vesting of Equity Units under the Providian Bancorp Equity Unit Plan (the "Equity Unit Plan")which results in compensation expense as the units vest, and the net tax effect, at Providian Bancorp's estimated combined Federal and state income tax rate of 38%, of such reduction in compensation expense.

(4) The Pro Forma Condensed Statement of Income reflects, for the periods presented, the additional administrative expenses (executive salaries, professional services, business taxes and other expenses) which are estimated to be incurred by Providian Bancorp as a publicly held, stand-alone entity and the net tax effect, at the estimated combined Federal and state income tax rate of 38%, of such additional administrative expenses. Actual future expenses may be higher or lower than those reflected in the Pro Forma Condensed Statement of Income.

(5) Pro forma per share information is calculated using net income divided by the weighted average number of common and common equivalent shares outstanding.

              Pro Forma Condensed Statement of Financial Condition

                                 -----------------------------------------------
                                                    Unaudited
                                             As of December 31, 1996
                                 -----------------------------------------------
                                     As                            Pro Forma
                                  reported,     Pro Forma          Providian
                                  Providian       Adjustments         Bancorp
                                   Bancorp
(Dollars in thousands)

Assets:
  Cash and Cash Equivalents          $82,946          54,231  (1)       $137,177

  Federal Funds Sold                 172,350                             172,350

  Consumer Loans held for
       securitization                739,706                             739,706

  Consumer Loans                   2,939,436                           2,939,436

  Other Loans                         10,492                              10,492

  Less allowance for possible
  credit losses                     (114,540)                          (114,540)
                                    --------          -------           --------
                      Net Loans    3,575,094                           3,575,094
 Other assets                        496,354                             496,354
                                     -------          -------           -------

                   Total Assets   $4,326,744          54,231          $4,380,975
                                  ==========          ======          ==========

Liabilities:
  Deposits                        $3,390,112                          $3,390,112

  Federal Funds Purchased             51,000                              51,000

  Notes Payable to Banks             165,000                             165,000

  Notes Payable to Affiliates         42,500        (42,500)  (1)           --

  Other Liabilities                  194,988                             194,988
                                     -------        -------              -------

              Total Liabilities    3,843,600        (42,500)           3,801,100
                                                    (63,269)  (1)
  Equity                             483,144         160,000  (1)        579,875
                                     -------         -------             -------

   Total Liabilities and Equity   $4,326,744          54,231          $4,380,975
                                  ==========          ======          ==========


Note to Pro Forma Condensed Statement of Financial Condition:

1) The Pro Forma Condensed Statement of Financial Condition reflects the repayment of borrowings from Providian Bancorp's affiliates and the redemption of preferred stock currently held by Providian Corporation. The adjustment assumes that such repayment was funded from the issuance of Capital Securities.

                      CONSOLIDATED FINANCIAL STATEMENTS OF
                             PROVIDIAN BANCORP, INC.
                                AND SUBSIDIARIES

         The attached consolidated financial statements present historical financial and operating data for Providian Bancorp and its subsidiaries. Providian Bancorp periodically securitizes certain credit card, revolving line and home loan receivables to provide funds for operations, improve liquidity and effectively manage capital. The effect of these transactions is to remove the transferred loans from the statement of financial condition and to convert net interest income on the securitized receivables to loan servicing fees.

         Providian Bancorp's historical financial information may not be indicative of Providian Bancorp's future performance nor does it necessarily reflect what the financial position and results of operations of Providian
Bancorp would have been had Providian Bancorp operated as a separate, stand-alone entity during the periods covered. The information set forth below should be read in conjunction with the "Pro Forma Condensed Financial Statements" included herein.

                   Unaudited Consolidated Financial Statements
                                       of
                     Providian Bancorp Inc. and Subsidiaries
                                December 31, 1996



CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

Providian Bancorp, Inc. and Subsidiaries
 (Dollars in Thousands)        (Unaudited)

                                                                                              December 31,
                                                                                                  1996
                                                                                              --------------

ASSETS
     Cash and cash equivalents                                                                 $     82,946
     Federal funds sold                                                                             172,350
     Investment securities at cost (which approximates market value)                                  7,173
     Reserve account receivable                                                                     252,899
     Loans held for securitization or sale                                                          739,706
     Loans receivable, less allowance for possible credit losses of $114,540                      2,841,779
     Interest receivable                                                                             56,864
     Premises and equipment, less accumulated depreciation and amortization                          49,870
     Deferred income taxes                                                                           71,492
     Other assets                                                                                    51,665
                                                                                             ---------------
                                                                                                $ 4,326,744
                                                                                             ===============

LIABILITIES AND SHAREHOLDER'S EQUITY

LIABILITIES
     Deposits:
         Noninterest bearing                                                                   $     28,299
         Interest bearing, $100,000 and over                                                      2,065,930
         Interest bearing, other                                                                  1,295,883
                                                                                             ---------------
                                                                                                  3,390,112

     Federal funds purchased                                                                         51,000
     Notes payable to banks                                                                         115,000
     Notes payable to affiliates                                                                     42,500
     Long term notes payable                                                                         50,000
     Accrued expenses and other liabilities                                                         194,988
                                                                                             ---------------
                                                                                                  3,843,600

SHAREHOLDER'S EQUITY

     7.25% Cumulative Preferred stock, Class A, nonparticipating, nonvoting, par value
         $1.00 per share -- authorized  200,000  shares,  issued and outstanding
     63,269 shares 63 Common Stock,  Class A and B, par value $1.00 per share --
     authorized 1,001,000
         shares, issued and outstanding 5,000 shares                                                      5
     Additional paid-in capital                                                                      63,706
     Retained earnings                                                                              419,370
                                                                                             ---------------
                                                                                                    483,144
                                                                                             ---------------
                                                                                                $ 4,326,744
                                                                                             ===============

CONSOLIDATED STATEMENT OF INCOME

Providian Bancorp, Inc. and Subsidiaries
 (Dollars in Thousands)        (Unaudited)

                                                         Year Ended December 31,
                                                                     1996
                                                                ------------
Interest income:
     Loans                                                         $ 574,335
     Investment securities                                            21,658
                                                               -------------
                                   Total Interest Income             595,993

Interest expense:
     Deposits                                                        141,691
     Borrowings                                                       48,676
                                                                -------------
                                  Total Interest Expense             190,367
                                                                -------------
                                     Net Interest Income             405,626

Provision for possible credit losses                                 126,579
                                                                     -------

                        Net Interest Income After Provision
                          for Possible Credit Losses                 279,047

Other income:
     Loan servicing income                                           280,887
     Credit product fee income                                       123,654
     Other                                                             7,467
                                                               -------------
                                                                     412,008

Other expenses:
     Salaries and employee benefits                                  153,849
     Amortization of loan acquisition costs                           41,342
     General and administrative expenses                             238,613
                                                                 -------------
                                                                     433,804
                                                                 -------------
                   Income Before Income Taxes                        257,251

Income tax expense                                                    97,485
                                                                -------------

                                              Net Income           $ 159,766
                                                                =============








                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Providian Bancorp, Inc. and Subsidiaries


We have audited the accompanying consolidated statements of financial condition of Providian Bancorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Providian Bancorp, Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



                               Ernst and Young LLP


February 1, 1996
San Francisco, California


================================================================================
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
================================================================================
Providian Bancorp, Inc. and Subsidiaries
 (Dollars in Thousands)

                                                                                                     December 31
                                                                                                1995               1994
                                                                                            -------------- --- --------------


ASSETS
     Cash and cash equivalents                                                                 $  104,083         $  116,365
     Federal funds sold                                                                            71,300             15,000
     Investment securities at cost (which approximates market value)                                4,927              3,691
     Reserve account receivable                                                                   123,687             91,875
     Loans held for securitization                                                                123,330
     Loans receivable, less allowance for possible credit losses of $93,429 in 1995 and
         $76,218 in 1994                                                                        3,003,115          2,292,362
     Interest receivable                                                                           44,734             31,044
     Premises and equipment, less accumulated depreciation and amortization                        28,032             23,211
     Deferred income taxes                                                                         59,895             46,796
     Other assets                                                                                  47,963             42,433
                                                                                           ---------------    ---------------
                                                                                               $3,611,066         $2,662,777
                                                                                           ===============    ===============

LIABILITIES AND SHAREHOLDER'S EQUITY

LIABILITIES
     Deposits:
         Noninterest bearing                                                                    $  38,639          $  40,973
         Interest bearing, $100,000 and over                                                    1,113,188            767,516
         Interest bearing, other                                                                1,005,938            871,961
                                                                                           ---------------    ---------------
                                                                                                2,157,765          1,680,450

     Term federal funds purchased                                                                 336,000            198,000
     Notes payable to banks                                                                       321,000            235,000
     Notes payable to affiliates                                                                   95,800             99,800
     Bank notes                                                                                   189,880
     Accrued expenses and other liabilities                                                       161,366            123,427
                                                                                           ---------------    ---------------
                                                                                                3,261,811          2,336,677

SHAREHOLDER'S EQUITY
     Special Preferred Stock,  noncumulative,  nonparticipating,  nonvoting, par value  $1.00 per  share --  authorized  5,000,000  shares,  issued  and outstanding
         1,290,107 shares                                                                           1,290              1,290
     7.25% Cumulative Preferred stock, Class A, nonparticipating, nonvoting, par value
         $1.00 per share -- authorized 200,000 shares, issued and outstanding 63,269                   63                 63
     shares
     Common Stock, Class A and B, par value $1.00 per share -- authorized 1,001,000
         shares, issued and outstanding 5,000 shares                                                    5                  5
     Additional paid-in capital                                                                    63,706             63,706
     Retained earnings                                                                            284,191            261,036
                                                                                           ---------------    ---------------
                                                                                                  349,255            326,100
                                                                                           ---------------    ---------------
                                                                                               $3,611,066         $2,662,777
                                                                                           ===============    ===============

See notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF INCOME

Providian Bancorp, Inc. and Subsidiaries
 (Dollars in Thousands)

                                                                         Year Ended December 31
                                                                         1995              1994
                                                                 ------------ ---- ------------

Interest income:
     Loans                                                          $457,818          $315,001
     Investment securities                                            21,736            28,709
                                                                -------------     -------------
                                    Total Interest Income            479,554           343,710

Interest expense:
     Deposits                                                        105,442            61,920
     Borrowings                                                       52,962            39,739
                                                                -------------     -------------
                                   Total Interest Expense            158,404           101,659
                                                                -------------     -------------
                                      Net Interest Income            321,150           242,051

Provision for possible credit losses                                  79,917            50,313
                                                                  ------------     -------------
                        Net Interest Income After Provision
                         for Possible Credit Losses                  241,233           191,738

Other income:
     Loan servicing income                                           251,855           208,954
     Credit product fee income                                        81,374            57,683
     Other                                                             2,535             2,652
                                                                -------------     -------------
                                                                     335,764           269,289

Other expenses:
     Salaries and employee benefits                                  113,412            89,470
     Amortization of loan acquisition costs                           14,561            54,178
     General and administrative expenses                             234,161           142,176
                                                                -------------     -------------
                                                                     362,134           285,824
                                                                -------------     -------------
                          Income Before Income Taxes                 214,863           175,203

Income tax expense                                                    79,411            65,084
                                                                                             -------------     -------------

                                 Net Income                        $ 135,452         $ 110,119
                                                                                             =============     =============



See notes to consolidated financial statements


====================================================================================================================================
====================================================================================================================================

Providian Bancorp, Inc. and Subsidiaries
(Dollars in Thousands)

                                                        7.25%
                                      Special        Cumulative                   Additional
                                     Preferred        Preferred      Common        Paid-In        Retained
                                       Stock            Stock         Stock        Capital        Earnings       Total
                                    ------------    -------------- ------------  -------------  ------------- -------------

Balance at January 1, 1994               $1,290               $63           $5        $63,706       $205,505      $270,569

Net income for the year ended
     December 31, 1994                                                                               110,119       110,119

Dividends paid to shareholder                                                                        (54,588)      (54,588)
                                    ------------    -------------- ------------  -------------  -------------  -------------

Balance at December 31, 1994             $1,290               $63           $5        $63,706       $261,036      $326,100

Net income for the year ended
     December 31, 1995                                                                               135,452       135,452

Dividends paid to shareholder                                                                       (112,297)     (112,297)
                                    ------------    -------------- ------------  -------------  -------------  -------------

Balance at December 31, 1995             $1,290               $63           $5        $63,706       $284,191      $349,255
                                    ============    ============== ============  =============  ============= =============


See notes to consolidated financial statements.


====================================================================================================================================

====================================================================================================================================
  CONSOLIDATED STATEMENTS OF CASH FLOWS

   Providian Bancorp, Inc. and Subsidiaries
   (Dollars in Thousands)
                                                                                                   Year Ended December 31
                                                                                                       1995              1994
                                                                                                ------------- ---- ------------
   OPERATING ACTIVITIES
        Net Income                                                                               $  135,452        $  110,119
        Adjustments to reconcile net income to net cash provided by operating activities:
              Provision for possible credit losses                                                   79,917            50,313
              Depreciation and leasehold amortization                                                 7,522             7,718
              Amortization of net loan acquisition costs                                              3,002            46,422
              Amortization of discount on sale of credit card and line of credit receivables            875               908
              Deferred income tax benefit                                                           (13,099)           (2,313)
              Increase in interest receivable                                                       (13,690)           (5,302)
              (Increase) decrease in other assets                                                    (5,530)           11,248
              Increase (decrease) in accrued expenses and other liabilities                          37,939           (23,758)
                                                                                               -------------     -------------
                                                    Net Cash Provided by Operating Activities       232,388           195,355
                                                                                               -------------     -------------

   INVESTING ACTIVITIES
        Net issuance and repayment of credit card and line of credit receivables                 (2,244,585)         (834,995)
        Net proceeds from the sales of credit card and line of credit receivables                 1,583,239           525,340
        Net issuance and repayment of insurance premium financing loans                               7,456             7,181
        Net increase in other loans                                                                (251,403)         (152,596)
        (Increase) decrease in reserve account receivable                                           (31,812)               75
        Deferred net loan acquisition costs                                                         (12,584)          (33,898)
        Purchases of investment securities                                                           (1,530)             (357)
        Proceeds from sales/maturities of investment securities                                         294            54,879
        Net increase in federal funds sold                                                          (56,300)           (6,200)
        Purchase of premises and equipment                                                          (12,343)          (19,095)
                                                                                               --------------     -------------
                                                         Net Cash Used in Investing Activities   (1,019,568)         (459,666)
                                                                                               --------------     -------------

   FINANCING ACTIVITIES
        Net increase in deposits                                                                    477,315           127,065
        Net borrowings under line of credit agreements                                               86,000            60,000
        Net (decrease) increase in note payable to affiliates                                        (4,000)          45,000
        Net increase in other short term borrowings                                                 327,880          145,174
        Dividends paid to shareholder                                                              (112,297)         (54,588)
                                                                                               --------------     ------------
                                                     Net Cash Provided by Financing Activities      774,898           322,651
                                                                                               -------------     -------------
                                          Net (Decrease) Increase in Cash and Cash Equivalents      (12,282)          58,340

   Cash and cash equivalents at beginning of year                                                   116,365           58,025
                                                                                               -------------     ------------
                                                      Cash and Cash Equivalents at End of Year    $ 104,083        $ 116,365
                                                                                               =============     ============

   Income taxes paid                                                                             $   77,873       $   80,415
                                                                                               =============     ============


   Interest paid on borrowings                                                                    $ 148,747        $   93,760
                                                                                               =============     =============



  See notes to consolidated financial statements


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Providian Bancorp, Inc. and Subsidiaries

December 31, 1995 and 1994

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization:  Providian  Bancorp,  Inc.  (the  "Company" or "PBI"),  a Delaware
corporation,   is  a  wholly   owned   subsidiary   of   Providian   Corporation
("Providian").

Principals of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, First Deposit National Bank (FDNB); Providian National Bank (PNB), formerly First Deposit National Credit Card Bank; First Deposit Service Corporation (FDSC); Providian National Bancorp (PNBC); and Providian Credit Corporation (PCC), formerly Providian National Credit Corporation. The activity of two subsidiaries (First Deposit Life Insurance Company and Providian Credit Services, Inc.) are recorded under the equity method due to immateriality and are included in other assets. All material intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements: The preparation of the Company's consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates.

Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand and short-term investments convertible into cash upon demand.

Investment   Securities:   The investment  securities  as of December  31, 1995
and 1994  consist  primarily of Federal  Reserve  stock  which  is  classified
as  an  investment   because  it will be held for the foreseeable future in
accordance with banking regulations.

Reserve Account Receivable: Amounts held in interest-bearing accounts with other banks for the account of various trusts associated with the sale of receivables (see Note D). Amount is not considered a cash or cash equivalent in the consolidated statements of cash flows.

Asset Securitizations: FDNB and PNB (the Banks) actively engage in non-recourse sales of certain credit card and revolving line receivables through securitization. Since the receivables are sold at par value, no gains or losses are recorded at the time of sale. Upon the sale, the underlying credit card and revolving line receivables, the related deferred acquisition costs and allowance for possible credit losses are removed from the Consolidated Statement of Financial Condition. These agreements require the Banks to maintain 5 to 7 percent minimum interests (Sellers Certificates) in the securitized receivables.

The Banks continue to service the related credit card accounts after the receivables are securitized. The amount of credit card and revolving line interest income and fee revenue in excess of interest paid to the owners of the securitized assets, credit losses and other trust expenses are recognized monthly over the life of the transaction when earned and are included in loan servicing income in the Consolidated Statement of Income. Other transaction costs are deferred and amortized as a reduction of servicing fees over the expected life of the securitization.

Loans Held for Securitization: Loans held for securitization represent the lesser of loans eligible for securitization or loans management intends to securitize within six months which are currently on the balance sheet. These assets are reported at the lower of cost or fair market value.

Providian Bancorp, Inc. and Subsidiaries

December 31, 1995 and 1994

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Credit Card and Line of Credit Loans: Credit card loans include cash advances, purchases, interest and fees charged to customer accounts. Interest is recognized based on balances outstanding according to the terms of the related customer agreements until the accounts are paid or recognized as a credit loss after becoming 180 days past due.
Customers are required to make minimum monthly payments, and the total balance is governed by an established credit limit.

Line of credit loans include cash advances, customer draws, interest and fees charged to customer accounts. Minimum monthly payments are required, but there are no prepayment penalties and the line is reusable.

During 1994, the Company terminated a contract with an independent third party which originated the majority of its credit card and line of credit outstandings. Subsequently, all origination costs related to lending efforts are incurred and expensed by the Company except for costs related to successful lending efforts, which are eligible for deferral in accordance with Statement of Financial Accounting Standards ("SFAS") No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Deferred loan acquisition costs are amortized over one year for credit card loans and five years for line of credit originations.

Equity Lines Secured by Second Deeds of Trust: Equity line loans include cash advances and interest charged to customer accounts secured by second deeds of trust on primarily single-family homes. Interest is recognized based on balances outstanding according to the terms of the related customer agreement. Minimum monthly payments are required, but there are no prepayment penalties and the line is reusable. Loans are considered impaired when they are placed on nonaccrual status, which generally occurs when they are in-substance foreclosed. The Company amortizes direct origination costs over the contractual life of the related loans adjusted for prepayments.

Installment Loans: Installment loans consist primarily of loans which are used to finance automobile insurance premiums and have an average life of approximately 7 months.


Mortgage, Commercial and Other Loans and Loan Fees: The Company's real estate loan portfolio consists primarily of long-term conventional loans secured by first trust deeds on single-family residences, other residential property and commercial property. In addition, the Company grants commercial loans and other consumer loans.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Company amortizes these amounts over the contractual life of the related loans adjusted for prepayments.

Allowance for Possible Credit Losses: The allowance for possible credit losses is maintained at a level that, in management's judgment, is adequate to provide for estimated probable credit losses from known and inherent risks in the loan portfolios.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight line method over the estimated useful life of the related assets as follows: premises - 30 years for building and term of the lease or useful life of the assets, whichever is shorter for leasehold improvements; furniture and equipment - three to ten years; automobiles - three years.

Interest Rate Risk Management Instruments: The Company is party to a variety of interest rate swap and cap agreements used in the management of its interest rate exposure. Net amounts received or paid on contracts is recognized over the life of the contract as a component of interest expense or excess servicing income.

================================================================================

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Providian Bancorp, Inc. and Subsidiaries

December 31, 1995 and 1994

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Repurchase Agreements: The Company entered into various agreements to sell and repurchase U.S. Treasury securities held as investments. The interest incurred on the repurchase agreements is recorded as a component of interest expense.

Term Federal Funds Purchased:  Term federal funds purchased represent short-term
unsecured   borrowings  from  various  banks.  The  interest  incurred  on  such borrowings is recorded as a component of interest expense.

Bank Notes: Bank notes represent short-term unsecured borrowings which are issued to various institutions. The interest incurred on such borrowings is recorded as a component of interest expense.

Income Taxes: The Company is included in the consolidated tax return of Providian. The Company's tax expense is calculated as if it files a separate tax return and the appropriate payments, if any, are made to or received from Providian. The current expense for income taxes is based on an estimate of taxable income. Deferred income taxes are provided for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities.

Reclassifications: Certain 1994 amounts have been reclassified to conform with the 1995 presentation.


NOTE B -- NATURE OF OPERATIONS

PBI, through its banking and other subsidiaries, provides banking and other financial services to consumers throughout the United States. The Company markets consumer loans, deposit products and other banking services using mail, telephone and other direct response channels. Consumer loans include unsecured credit cards, unsecured revolving lines, revolving home equity loans, installment loans for insurance premium financing and credit cards secured by interest-bearing savings accounts. The Company provides money market deposit accounts to retail customers and certificates of deposit to both retail and institutional customers.

NOTE C -- LOANS RECEIVABLE AND ALLOWANCE FOR POSSIBLE CREDIT LOSSES

 The following is a summary of loans receivable (in thousands):                                        December 31

                                                                                                 1995              1994
                                                                                              ------------ ---- ------------

Credit card and line of credit loans                                                           $2,302,770        $1,825,642
Equity lines secured by second deeds of trust                                                     659,137           446,923
Net loan acquisition costs, net of accumulated amortization of $15,378 in 1995
and $7,987 in 1994                                                                                 25,260            15,678
                                                                                             -------------      ------------

Total investment in credit card and line of credit
    loans and equity lines secured by second deeds of trust                                     2,987,167         2,288,243
Installment                                                                                        26,213            48,880
Mortgage                                                                                           63,741            25,935
Commercial                                                                                         18,959             4,997
Other                                                                                                 464               525
                                                                                             -------------      ------------

                                                                                                3,096,544         2,368,580
Allowance for possible credit losses                                                              (93,429)          (76,218)
                                                                                             --------------    -------------

                                                                                               $3,003,115        $2,292,362

                                                                                             =============     =============


Certain qualified customers who accept credit card and line of credit loans also accept an immediate cash advance. Included in loans receivable and non-interest bearing deposits are $22.3 million and $27.5 million in cash advance checks issued to customers which remain outstanding at December 31, 1995 and 1994, respectively.

Providian Bancorp, Inc. and Subsidiaries

December 31, 1995 and 1994


NOTE C -- LOANS RECEIVABLE AND ALLOWANCE FOR
POSSIBLE CREDIT LOSSES (continued)

The activity in the allowance for possible credit losses for the years ended December 31, 1995 and 1994 is as follows
(in thousands):

                                                                         December 31
                                                                   1995             1994
                                                                ------------ --- ------------


Balance at beginning of year                                       $ 76,218         $ 75,061
Provision for possible credit losses                                 79,917           50,313
Credit losses                                                       (73,004)         (56,235)
Recoveries of loans previously recognized as credit losses           10,298            7,079
                                                                   ----------     -----------

Balance at end of year                                              $93,429         $ 76,218
                                                                  ===========     ===========


NOTE D -- SALE OF RECEIVABLES

During 1995 and 1994, the Banks sold $1,583.8 million and $525.7 million, respectively, of their credit card and line of credit receivables through securitization transactions. The total amount of securitized receivables serviced by the Banks were $3.5 billion and $2.4 billion as of December 31, 1995 and 1994, respectively.

During the first 24 to 32 months of a securitization transaction (reinvestment period), all principal payments on the credit card and line of credit receivables are retained by the Banks in exchange for additional receivable balances placed into the trust. In the subsequent 18 to 24 month period, principal payments are then allocated to pay off the Investor Certificates. This period is referred to as the amortization period. FDNB currently has two transactions which are in the amortization period and the remaining transactions will begin their amortization periods at various times between 1996 and 1998. PNB currently has one transaction which is in the amortization period and the remaining transactions will begin their amortization periods at various times between 1996 and 1998.

The reserve account receivable, which is funded solely by the net cash flows of the related credit card and line of credit receivables, represents cash held by a trustee used to absorb the receivables' losses should they exceed the net cash flows of the receivables in the future. The cash reserve reverts back to the Banks at the completion of the amortization period. None of the reserve was required to be used in 1995 or 1994.

Providian Bancorp, Inc. and Subsidiaries

December 31, 1995 and 1994

NOTE E -- NOTES PAYABLE

In October 1995, the Company amended the previous unsecured revolving credit agreement with various banks and increased the line to $800 million. The Company pays facility fees based on the total commitment and utilization fees based on the average outstanding loan balances which exceed 50% of the average total commitment. Interest on outstanding balances is based upon the federal funds rate, prime rate, Eurodollar interest rate or certificate of deposit rate of certain New York banks. The agreement expires on October 10, 1998, with a one-year extension option. At December 31, 1995, a total of $321 million was drawn on the line.

Throughout 1995, the Company maintained revolving credit agreements with Providian. Total draws on the lines may not exceed $200 million. At December 31, 1995, there were no outstanding draws on the lines by the Company. The Company paid facility fees of $0.3 million and interest of $0.2 million in 1995. Interest on the outstanding balance is based on the greater of Providian's internal lending fund rate or the applicable federal rate.

NOTE F -- INCOME TAXES

The components of the income tax expense are as follows (in thousands):

                                Year Ended December 31
                                 1995              1994
                             ------------- ---- ------------
Current:
     Federal                      $80,317           $59,329
     State                         12,193             8,068
                            --------------     -------------
                                   92,510            67,397
Deferred:
     Federal                      (9,580)           (2,121)
     State                        (3,519)             (192)
                            --------------     -------------
                                 (13,099)           (2,313)
                            --------------     -------------
                                  $79,411           $65,084
                            ==============     =============


The effective tax rate differs from the statutory rate primarily as a result of state taxes.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Providian Bancorp, Inc. and Subsidiaries

December 31, 1995 and 1994


NOTE F -- INCOME TAXES (continued)

Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                     December 31
                                                1995             1994
                                            ------------------------------
Deferred tax liabilities:
     Deferred acquisition costs                   $12,169          $8,830
     Prepaid capitalized costs                                      2,581
           Other                                    1,327             932
                                            --------------   -------------
                                                   13,496          12,343
Deferred tax assets:
     Provision for possible credit losses          36,153          28,092
     Deferred income                                5,252           7,955
     State franchise tax                           10,941           8,290
     Long-term incentive accruals                  13,945           8,425
     Other                                          7,100           6,377
                                            --------------   -------------
                                                   73,391          59,139
                                            --------------   -------------
Net deferred tax assets                           $59,895         $46,796
                                            ==============   =============


NOTE G-- RELATED PARTY TRANSACTIONS

The Company maintains several long term notes with Providian and a number of Providian subsidiaries as follows (in thousands):

                                                     December 31,
                                                1995              1994
                                            -------------------------------
Providian:
     Subordinated 5.1% note due 1996               $8,300           $8,300
     Subordinated 5.51% note due 1997               8,000            8,000
     Subordinated 5.91% note due 1998               7,500            7,500
     Subordinated 6.19% note due 1999               7,000            7,000
     Subordinated 6.43% note due 2000              20,000           20,000
                                            --------------    -------------
               Total Providian                     50,800           50,800
Providian Subsidiaries:
     Senior 6.75% notes due 1996                   45,000           45,000
     Subordinated 5.91% note due 1998                                4,000
                                            --------------    -------------
           Total Subsidiaries                      45,000           49,000
                                            --------------    -------------
                                                  $95,800          $99,800
                                            ==============    =============

Providian Bancorp, Inc. and Subsidiaries

December 31, 1995 and 1994

NOTE G-- RELATED PARTY TRANSACTIONS (continued)

Interest expense associated with notes to affiliates totaled $6.2 million and $4.7 million for the years ended December 31, 1995 and 1994, respectively.

On August  27,  1995,  at the  request  of our  affiliate,  Worldwide  Insurance
Company, the Company paid the $4 million subordinated 5.91% note, which was previously due in 1998.

At December 31, 1995, the Company has a $20 million 6.43% subordinated note to Providian, which matures in 2000 and $45 million in senior notes due to affiliates, Commonwealth Life Insurance Company and Peoples Security Life Insurance Company. The notes mature on March 15, 1996. Interest is paid semi-annually and is based upon pre-determined rates as set forth in the note purchase agreement.

The Company had investments with Providian during 1995 and 1994. The amount of interest earned on these investments was $2.4 million and $4.0 million for the years ended December 31, 1995 and 1994, respectively. The outstanding balance of such investments which are included in cash equivalents was $22.3 million and $66.6 million as of December 31, 1995 and 1994, respectively.

NOTE H -- LEASE COMMITMENTS

The Company leases office space and equipment under long-term operating leases. The office lease agreements have expiration dates ranging from July 31, 1996, through July 31, 2001, with five-year renewal options. Some of these lease agreements contain rent escalation clauses. Rent includes the pass through of operating expenses and property taxes and totaled $6.9 million and $6.8 million for the years ended December 31, 1995 and 1994, respectively. The Company's approximate future minimum rental payments under noncancelable operating leases are as follows (in thousands):

                      Year               Amount
                  --------------    ------------------
                      1996                     $6,230
                      1997                      5,267
                      1998                      4,741
                      1999                      4,269
                      2000                      2,238
                   Thereafter                     961
                                    ==================
                                              $23,706
                                    ==================


NOTE I -- INTEREST RATE RISK MANAGEMENT INSTRUMENTS

The Company's principal objective in entering into off-balance sheet interest rate risk management instruments is asset/liability management. The operations of the Company are subject to the risk of interest rate fluctuations to the extent that there is a difference in the repricing characteristics of interest earning assets and interest bearing deposits and other liabilities. The goal is to maintain levels of net interest income while reducing interest-rate risk and facilitating the funding needs of the Company. To achieve that objective, the Company uses a combination of interest rate risk management instruments including interest rate swaps and caps which will mature from 1997 to 2003.

Providian Bancorp, Inc. and Subsidiaries

December 31, 1995 and 1994


NOTE I -- INTEREST RATE RISK MANAGEMENT INSTRUMENTS (continued)

Interest rate swap transactions involve the exchange of interest payment amounts calculated on an agreed-upon notional principal amount with at least one amount based on a floating rate index. Interest rate caps are agreements in which the seller agrees to make payments, if positive, on an index interest rate less an agreed upon fixed rate, computed on notional amounts.

When interest rate risk management instruments are used to hedge liabilities, the net receipts or payments under these agreements are deferred and are amortized as an adjustment to interest expense over the original term of the interest rate exchange agreement. When interest rate risk management instruments are used to hedge the excess servicing received from loan securitizations, the net receipts or disbursements are deferred and amortized as an adjustment to excess servicing income over the average life of the underlying securitization. Net amounts paid in connection with these agreements during 1995 and 1994 were $1.4 million and $12.0 million, respectively.

The following table summarizes the notional amounts of financial instruments outstanding (amounts in thousands):

                                                    December 31
                                             1995                   1994
                                       ----------------- ----- ----------------

Interest rate swap agreements:               $1,437,890              $632,954
Interest rate caps purchased:                   106,000               306,000

Interest rate risk management instruments subject the Company to the risk of default by a counterparty to the agreement. The Company maintains a policy of entering into interest risk management agreements with only nationally recognized financial institutions and dealers which carry at least investment grade ratings. Also, the Company's policy is to diversify its exposure across a number of counterparties. The Company does not anticipate default by any counterparties.


NOTE J-- COMMITMENTS

Credit card and line of credit loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. In addition, these commitments can be withdrawn by the Company at any time after 30 days notice, or without notice if permitted by law. Credit card and line of credit loan commitments reported below are the maximum available line for all customers as of December 31, 1995. It is anticipated that the commitment amounts will only be partially drawn upon based on overall customer usage patterns and, therefore, do not necessarily represent future cash requirements.

Providian Bancorp, Inc. and Subsidiaries

December 31, 1995 and 1994


NOTE J-- COMMITMENTS (continued)

Other commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments may expire or be withdrawn by the Company without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Total unfunded commitments are as follows (in thousands):

                                                            December 31
                                                       1995              1994
                                                  ------------------------------

Credit card and line of credit loans                  $9,121,456     $6,744,601
Equity lines secured by second deeds of trust            111,603         78,408
Construction and commercial loans                            418            730
                                                  ------------------------------
                                                      $9,233,477     $6,823,739
                                                  ==============================


The Company has credit risk on the credit card and line of credit loans to the extent that borrower's default on funded portions and amounts are not recovered through collection procedures.

Equity lines secured by second deeds of trust may be originated up to 100% loan to value based upon property and borrower characteristics.

The construction and commercial loans and commitments are secured by residential and commercial real estate projects. Disbursements are made based on the substantiated support of progress made on the underlying projects.

The Company has credit risk on commercial loans, construction loans and equity lines to the extent that the borrower defaults and the current funded amount as well as commitments outstanding exceed the collateral value. In these events, losses would occur up to the amount that is funded that exceeds the net realizable balance of the collateral held upon foreclosure sale.

The Company has no significant regional concentrations of credit risk.


NOTE K-- SHAREHOLDER'S EQUITY

FDNB and PNB are regulated by the Office of Comptroller of the Currency and maintain deposit insurance with the Federal Deposit Insurance Corporation. They are subject to the capital adequacy guidelines of these organizations and maintain capital in excess of well-capitalized minimums. Under the current guidelines, FDNB and PNB shareholder's equity available for dividends to maintain well-capitalized status was $18.9 million and $23.4 million, respectively, at December 31, 1995.

Providian Bancorp, Inc. and Subsidiaries

December 31, 1995 and 1994


NOTE L -- FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", the estimated fair value of the Company's financial instruments are disclosed below. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. In addition, these values do not consider the potential income taxes or other expenses that would be incurred upon an actual sale of an asset or settlement of a liability. Statement 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not necessarily represent or affect the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosure for financial instruments:


Cash and cash equivalents: Cash and cash equivalents are carried at an amount that approximates fair value.

Federal funds sold: Federal funds sold are carried at an amount that approximates fair value.

Investment securities: Fair value is based on quoted certificate of deposits and other fixed-rate deposits market prices, where available or quoted market prices are estimated using a discounted cash flow calculation of comparable instruments. If not material, the that applies interest rates currently offered on carrying value of investment securities approximates deposits of similar remaining maturities.
fair value.

Reserve accounts receivable and Interest receivable: The carrying amounts reported in the Statements of Financial Condition approximate fair value.

Loans receivable and loans held for securitization: For variable rate loans that reprice monthly with no applicable floor and no significant change in credit of risk, fair values are based on carrying value. Fair value of credit card loans and lines of credit loans are estimated by discounting the estimated future cash flows adjusted for differences in loan characteristics at rates for securities backed by similar loans. Variable rate equity lines secured by second deeds of trust with interest rate floors approximate carrying value plus a floor premium calculated using external market valuations. For fixed-rate mortgage loans, fair values were calculated using the discounted cash flow method. Other mortgage and commercial loans are indexed to the prime rate and their carrying value approximates fair value. Fair value for installment loans approximates their carrying value.

Deposits: The fair values disclosed for demand deposits (money market accounts and certain savings accounts) are equal to the amount payable on demand at the reporting date (carrying amount). The carrying amount for variable-rate certificates of deposits approximates fair value. Fair value for fixed-rate

Borrowings: The carrying amount of term federal funds purchased, notes payable to banks, and bank notes approximates fair value.

Notes payable to affiliates: The fair value of the Company's notes payable to affiliates is estimated using discounted cash flow analysis, based on the Company's current borrowing rates for similar types of borrowing arrangements.

Off-Balance-Sheet Instruments: Fair value for the Company's off-balance sheet instruments (interest rate swaps, interest rate caps and lending commitments) is based on valuation models, if material, using discounted cash flows (swaps); an assessment of current replacement cost (caps); and valuation models as previously described for loans receivable (lending commitments). Credit card and line of credit lending commitments were determined to have no fair value. The excess servicing fee is estimated by discounting the estimated future cash flows generated from securitized receivables. If not material, no fair value is shown.

                                       1
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 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
 December 31, 1995 and 1994
 Providian Bancorp, Inc. and Subsidiaries

NOTE L -- FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                         December 31, 1995                          December 31, 1994
                                   -----------------------------------    ---------------------------------------

                                    Carrying                                   Carrying
                                     Amount             Fair Value              Amount             Fair Value
                                   --------------   ------------------    -----------------    ------------------

                 Assets
Cash and cash equivalents           $    104,083         $    104,083         $    116,365          $    116,365
Federal funds sold                        71,300               71,300               15,000                15,000
Investment securities                      4,927                4,927                3,691                 3,691
Reserve account receivable               123,687              123,687               91,875                91,875
Loans held for securitization            123,330              140,301
Loans receivable                       3,003,115            3,406,331            2,292,362             2,631,776
Interest receivable                       44,734               44,734               31,044                31,044

               Liabilities
Deposits                               2,157,765            2,171,801            1,680,450             1,675,743
Term federal funds purchased             336,000              336,000              198,000               198,000
Notes payable to banks                   321,000              321,000              235,000               235,000
Notes payable to affiliates               95,800               95,993               99,800                99,353
Bank notes                               189,880              189,880

      Off-Balance-Sheet Instruments
Interest rate swaps                                             4,819                                     (6,164)
Interest rate caps                                                108                                        135
Lending commitments:
  Equity lines secured by second
     deeds of trust                                               711                                         27
Excess servicing fee                                          190,100                                    164,000


NOTE M -- DEFINED CONTRIBUTION 401(k) AND RETIREMENT PLAN

The Company sponsors a defined contribution 401(k) pension plan covering substantially all of its employees. The Company has a policy of matching contributions equal to 55% of the first 6% of compensation deferred by employees. Total expenses for the years ended December 31, 1995 and 1994 amounted to $1.3 million, respectively.

A retirement benefit is provided for annual contributions to employee retirement accounts regardless of any participation in the 401(k) plan. The Company recorded a contribution of $3.0 million and $2.6 million related to the retirement of employees with at least one year of employment as of December 31, 1995 and 1994, respectively. The retirement contributions vest at 20% upon completing the third year of employment increasing 20% each completed year of employment thereafter until fully vested.


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